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                                                                    Exhibit 23.2

                  STATEMENT WITH RESPECT TO ARTHUR ANDERSEN LLP

In April 2002, ON Technology Corporation changed its independent accountants from Arthur Andersen LLP to PricewaterhouseCoopers LLP as reported in the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 4, 2002.

Arthur Andersen LLP audited the Company's consolidated financial statements for each of the two fiscal years ended December 31, 2001 and December 31, 2000. In August 2002, Arthur Andersen LLP ceased practicing before the Securities and Exchange Commission. Therefore, Arthur Andersen LLP did not participate in the preparation of this Annual Report on Form 10-K, did not reissue its audit report with respect to the financial statements included in this Annual Report on Form 10-K, and did not consent to the inclusion of its audit report in this Annual Report on Form 10-K. As a result, holders of our securities may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial statements to which Arthur Andersen LLP's audit report relates. In addition, even if such holders were able to assert such a claim, because it has ceased operations, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by holders of our securities that might arise under federal securities laws or otherwise with respect to Arthur Andersen LLP's audit report. For more information see the Arthur Andersen LLP Report of Independent Public Accountants and accompanying note included in this Annual Report on Form 10-K.

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